Exhibit 14.1

Code of Business Conduct and Ethics

A Message from the Chief Executive Officer

The success of Vantage Drilling Company is built on a foundation of trust, respect, integrity, and ethics, and these values should be evident in everything that we do. We are committed to maintaining the highest standards of ethics and integrity in all of our activities, and the attached Code of Business Conduct and Ethics reflects the practices and principles that support this commitment.

Every employee, officer and member of our board of directors is expected to uphold Vantage’s commitment to ethical business practices and regulatory compliance. This means conducting business in accordance with the spirit and letter of applicable laws and regulations, and in accordance with ethical business practices.

The attached Code of Conduct is a set of simple-to-follow principles which should be applied every day in the workplace. Dedication to these principles provides the foundation necessary to maintaining Vantage’s positive reputation and continued success in the business community. This Code is intended as a supplement to Vantage’s existing policies and procedures, as amended from time to time, and not as a replacement. The Code anticipates that directors, officers and employees adhere to all of Vantage’s policies and procedures, the violation of which may be interpreted as a violation of the Code.

The Code of Conduct defines what is expected from all employees, officers and directors and provides guidance in making the right decision when faced with an ethical issue. While it cannot address all ethical situations, it does provide the principles that guide our business activities and examples of how those principles apply on the job. It is also the responsibility of each employee, officer and director to apply common sense, together with his or her own personal ethical standards in making business decisions where there is no stated guideline in the Code of Conduct.

We have also identified in the Code of Conduct sources of help that are available to assist in making the right decisions. All of us, regardless of job position, are responsible for complying with the Code of Conduct and seeking help from others when necessary to make wise, well-informed and ethical business decisions. You should familiarize yourself with this Code of Conduct and keep it handy for future reference.

Our foundation of integrity, ethics and respect is the core of our business success. Continued success relies on the dedication from everyone to these core principles. Working together, we must uphold and demonstrate the highest levels of business excellence and ethics that our customers, stockholders and employees expect from us.

Sincerely,

Paul A. Bragg

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

The Board of Directors of Vantage Drilling Company (together with all subsidiaries, “Vantage” or the “Company”) has created this Code of Business Conduct and Ethics (the “Code”) to establish standards of integrity, honesty and ethical conduct that all employees, officers and members of the board of directors must follow.

This Code is a statement of principles and a reference point. It applies to all of the Company’s officers and employees, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial and accounting officers, as well as to all members of its board of directors. It does not cover every situation, nor does it set forth every applicable law or policy. In particular, this Code applies to the following areas:

•	Responsibilities and Behaviors

•	Conflicts of Interest

•	Financial Matters and External Reporting

•	Privileged and Confidential Information

•	Insider Trading and Other Restrictions on the Trading of the Company’s Securities

•	Use of Company Funds and Property

•	Environmental Matters

•	Fair Dealing, Competition and Anti-Trust Laws

•	Anti-Corruption Law Compliance

•	Anti-Money Laundering and Anti-Terrorism Law Compliance

•	Trade Sanctions Law Compliance

•	Anti-Boycott Law Compliance

•	Maintaining a Safe and Respectful Workplace

•	Reporting Violations

As Vantage does business globally, the Company and its employees are subject to laws in a number of different countries. Where differences may exist between the laws and customs in the area where you are working and the principles set forth in this Code or Vantage policies and procedures, you must adhere to whichever sets the highest standard for ethical behavior. If you have any questions, you should seek guidance from the Chief Compliance Officer or the Legal Department.

Responsibilities and Behaviors

Vantage is committed to promoting and adhering to the highest ethical standards in the conduct of its business. Therefore, the integrity of each employee, officer and director is of paramount importance. Vantage requires all employees, officers and directors to be accountable for their actions and to conduct business with the utmost integrity.

Employees, officers and directors must conduct business in strict observance of applicable federal, state, and local laws and regulations as set forth by those bodies that regulate Vantage’s business and those that regulate public companies, such as the Securities and Exchange Commission (the “SEC”). Each director, officer and employee is responsible for understanding the requirements of all applicable U.S. and host-country laws and regulations that apply to the conduct of the Company’s business and the performance of his or her job functions.

We recognize that it is not always practical that everyone will have a complete understanding of all laws and regulations or be able to maintain complete knowledge of changes in laws and regulations, and the Company will endeavor to provide adequate training and guidance regarding applicable laws. However, it is ultimately your responsibility, as a representative of Vantage, to act ethically and with the highest level of integrity. If you are unclear about the appropriate response to a particular situation, it is your responsibility to use all the resources available to you to seek guidance. One point should be clear: each Vantage employee, officer and director is individually responsible for his or her own actions.

Persons who violate Vantage policies and procedures, this Code, or the spirit of these important company guidelines may be subject to disciplinary action, up to and including separation from employment, and, if applicable, referral to the authorities for prosecution.

Financial Integrity

No director, officer or employee shall unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any accountant engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records for the purpose of rendering the Company’s financial statements misleading. Furthermore, all directors, officers, and employees are obligated to disclose any error, miscalculation, misclassification, false or misleading statement included in the financial records or financial statements of the Company that they are aware of whether such error, miscalculation, misclassification, false, or misleading statement was intentional or unintentional.

Conflicts of Interest

Vantage requires you to conduct your outside associations and personal business, financial and other relationships in a manner that will avoid any conflict of interest, or the appearance of a conflict of interest, between yourself and Vantage. The term “outside association” includes any affiliation, association, interest or employment that you have with an entity other than Vantage.

It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all conflict of interest situations is, however, the division of loyalty, or the appearance of a division of loyalty, between Vantage’s best interests and your personal interests that could possibly affect, or appear to affect, your judgment or actions or your ability to perform your work objectively or effectively. Guidelines with respect to some sensitive areas in which conflicts of interest are likely to occur are set forth below. The following is not an exhaustive list of problem areas, but rather a guide in applying Vantage’s basic conflict of interest policy to any situation. The important criterion is adherence to the spirit of this Code, which requires you to act in the best interest of Vantage while performing your job for the company.

Business Relationships

You may have a conflict of interest if you, a member of your family, or your business partner or associate owns or has a direct or indirect interest in, or incurs indebtedness to, an entity with which Vantage has or is likely to have a business relationship, or with which Vantage competes or is likely to compete. As conflict of interest issues are more likely to arise in the case of private companies, all Vantage directors, officers and employees are expressly prohibited from knowingly owning or deriving any economic benefit from any such entity with which Vantage does business. Any person who is determined to be in violation of this policy will be subject to immediate disciplinary action including, but not limited to, termination.

Investments in small amounts of stock or bonds of a publicly-held company should not, without more, give rise to any conflict of interest. The question of when an investment may become so substantial as to possibly affect, or appear to affect, your judgment or actions is largely dependent on the particular circumstances and must be addressed on a case-by-case basis. However, in the event you beneficially own, directly or indirectly, more than 5% of the stock of any individual publicly traded company that is also an entity with which Vantage competes or does business, you must promptly report to the Chief Compliance Officer the nature of your ownership in such Company and your relationship with such Company.

A conflict of interest may also arise when you or a member of your family holds a position as an employee, officer or director or partner of an entity with which Vantage has or is likely to have a business relationship or with which Vantage competes or is likely to compete.

Vantage expects that each employee, officer and director will avoid circumstances that could discredit Vantage, unduly cause unfavorable criticism of Vantage, or impair public confidence in Vantage’s integrity. Any associations, interests and business relationships that you have that might impact your judgment or cause you to act in ways that are not in the best interests of Vantage, or that might appear to cause such divided loyalties, will be permitted only with Vantage’s approval.

Acceptance of Gifts

You may not, without Vantage’s approval, accept, either directly or indirectly, gifts, favors or services – other than those of less than $100 per occurrence – from persons or entities with which Vantage has or is likely to have a business relationship or with which Vantage competes or is likely to compete.

Participating in occasional social activities with those with whom Vantage maintains business relationships will not violate this Code so long as they are reasonable and customary types of social activities in a business context. In the event the gift, favor or service exceeds $100 per occurrence, you must report the gift, favor or service in writing (email is acceptable) to your supervisor, in advance of the event if possible.

Outside Activities/Employment

Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your duties and responsibilities to Vantage, adversely affect the quality or quantity of your work product, entail your use of any of Vantage’s assets, including its real and personal property, or create the appearance (without Vantage’s approval) of Vantage’s involvement, endorsement, sponsorship, or support. In addition, under no circumstances are you permitted to compete with Vantage or take for yourself, your family members, or your business partners or associates any business opportunity that belongs to Vantage, or that you discover or that is made available to you through the use of Vantage’s property or information or by virtue of your position with Vantage. Employees and officers are prohibited from taking part in any outside employment without Vantage’s approval.

Civic/Political Activities

Vantage supports your participation in civic, charitable, and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to your duties and responsibilities to the Company. However, please keep in mind that no Company funds may be given directly to any charitable organization, political party, or political candidates unless such donation is approved in advance, and under no circumstances will the Company make any charitable or political contribution in a foreign country in which it operates or reasonably expects to operate in the future.

With respect to your individual participation in any charitable or political activity, you are to conduct such activities in a manner that does not involve Vantage or its assets or create an appearance of Vantage’s involvement, endorsement, sponsorship, or support, except with Vantage’s approval.

Loans and Guarantees

It is Vantage’s policy not to extend loans to, or guarantee the personal obligations of, directors, officers or employees.

Reporting Procedure for Conflicts of Interest

Employees

You must report promptly to the Chief Compliance Officer the existence of any outside association, interest, relationship, or activity, as it arises, that may involve a conflict of interest or the appearance of a conflict of interest. Failure to report such relationships, activities and interests is a ground for disciplinary action, including termination of employment. Where the nature of the conflict of interest is such that you believe that you are unable to disclose the details of the matters without breaching other confidences, personnel under the direction of the Chief Compliance Officer may, if justified, discuss with you a resolution of the conflict consistent with all of your responsibilities.

The Chief Compliance Officer will coordinate with legal counsel and will review your disclosures of any conflict of interest and determine the appropriate manner by which Vantage’s approval or disapproval will be provided. You must cooperate fully in the review process by providing all information that is requested. Vantage’s actions with respect to the conflict of interest will take into account the spirit of this Code.

Directors and Officers

In the case of outside activities by directors and officers, the Nominating and Corporate Governance Committee of the board of directors will review and consider, among other things, competition issues to determine whether other responsibilities and roles of a director or officer impair or could impair such person’s ability to act in the best interests of the Company. In situations involving directors, the Nominating and Corporate Governance Committee will make recommendations to the board of directors on the proper handling of the situation. The Nominating and Corporate Governance Committee or the board of directors may suggest that a director refrain from any participation on a matter or group of matters where there is a potential for an actual or potential conflict of interest.

All associations, interests, relationships, or activities disclosed by any employee, officer or director in accordance with this policy shall be held in confidence unless the best interests of Vantage dictate otherwise, or as otherwise required by law.

Resolution of Conflicts

In all cases, conflicts of interest must be handled in an ethical manner; meaning they must be fully disclosed and considered prior to being resolved. The office of the Chief Compliance Officer or the Nominating and Corporate Governance Committee, as applicable, will handle all questions of conflicts of interest. The office of the Chief Compliance Officer and, as applicable, the board of directors or the Nominating and Corporate Governance Committee, may determine, upon review of all relevant facts, that the conduct does not amount to a conflict of interest or may provide guidance to avoid a conflict from developing.

Financial Matters and External Reporting

High quality financial reporting is not only an excellent measure of Vantage and its management, it is also legal requirement. Vantage demonstrates its commitment to high quality reporting by establishing and maintaining internal controls and procedures to ensure the integrity of its financial reporting and legal compliance. Additionally, Vantage has adopted appropriate accounting policies and devoted adequate resources to ensure that those policies are applied properly and consistently in order to present our results in a manner that is accurate, complete and clear. In conjunction with these objectives, Vantage has established the following policies relating to its financial matters:

Ethical Conduct of Company Accounting and Financial Employees

Vantage’s accounting and financial employees and officers must conduct themselves in accordance with all applicable ethical mandates and guidelines governing their profession. Additionally, accounting and financial employees and officers shall observe strict ethics and conflict of interest guidelines with respect to Vantage’s relationships with outside auditors including, but not limited to:

•	Employees, officers and directors shall not manipulate, pressure, or coerce an auditor in order to mislead the audit;

•	Employees, officers and directors shall not hire individuals who have performed audit services for Vantage within the time frames specified as being inappropriately close to the time of hiring under applicable securities regulations; and

•	Employees, officers and directors will not engage auditors to provide non-audit services that are prohibited by law.

Reports and Documents Filed with the SEC and Other Public Communications

Vantage will apply standards of full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with or submitted to the Securities and Exchange Commission and other government agencies or that are otherwise distributed externally by Vantage. External statements to the general public by Vantage should also be clear and consistent to ensure that the general public is accurately informed. Therefore, all statements to the general public should be coordinated and made by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or other designated Company spokesperson. Similarly, all communications with investors or financial analysts should be coordinated through the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or other designated Company spokesperson.

Privileged and Confidential Information

Employees, officers and directors should observe the confidentiality of information that they acquire by virtue of their positions at Vantage, including information concerning customers, suppliers, business partners, competitors, and other employees, except where disclosure is approved by Vantage or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by Vantage, or when it has been publicly available in a periodic or special report filed with the SEC for at least two business days.

If, at any time, an employee has a question about whether something should be considered confidential, he/she should assume that it is confidential until he/she has resolved the question with his/her direct manager. If an employee is contacted by a member of the media in connection with Vantage’s business, that individual should be referred to the Company’s General Counsel.

Company Records and Documents and Records Retention

Employees, officers and directors are responsible for creating, using, storing and disposing of records in accordance with the needs of the business and all applicable federal, state and local laws. Records should be prepared with the utmost care, accuracy and honesty and may exist in a variety of formats that include, but are not limited to, paper, electronic media (e.g., floppy disks, CDs, etc.) and computer hard drives. There is no recognized distinction between “private” business records and records relating to Vantage, and all business records (including, without limitation, records stored on Vantage’s property such as computers) are subject to review by Vantage at anytime.

Additionally, all of Vantage’s information, even proprietary data, may, under certain circumstances, come under public review and scrutiny. Making a false, misleading, inaccurate, or incomplete report or record is a serious violation of this Code. Applicable laws may impose stringent penalties for misuse, improper recordings and omissions of specified information in Vantage’s records.

Records should be retained in accordance with applicable laws, regulations, Company policy and procedures and business needs. All records should have a designated retention period and shall be retained for that period. Employees, officers and directors are responsible for properly managing and disposing of records in their possession when records have reached the end of their useful life.

In the event of an audit, internal and/or external investigation, or lawsuit, all records relevant to the investigation must be retained for the purpose and length of the inquiry and otherwise in accordance with the retention period.

Vantage personnel must not destroy any information (or order another person to destroy information) that is known to be the subject of an investigation or litigation. Criminal and/or civil penalties may apply to individuals that destroy information that is the subject of an investigation or litigation.

Insider Trading Policy and Other Restrictions on Trading

Employees, officers and directors shall not trade in the securities of Vantage on the basis of inside information, which is known as “insider trading.” Federal law and SEC regulations make it illegal to engage in insider trading or to pass inside information on to others who may buy or sell securities on the basis of that information.

Definition of Insider Trading

Inside information is “material, non-public information” about Vantage’s financial condition, prospects or operations that could reasonably be expected to influence an investor’s decision to buy, sell or otherwise trade in Vantage’s securities (including through a broker-assisted cashless exercise of stock options). “Material, non-public information” includes information that is not available to the public and is obtained through employment with, or from a source that has a fiduciary duty or a duty of confidentiality to, Vantage. Examples of inside information include, but are not limited to unannounced:

•	Judicial and regulatory decisions;

•	Stock splits;

•	New equity or debt offerings;

•	Litigation exposure (whether actual or threatened)

•	Business plans;

•	Earnings and other financial information;

•	Pending contracts, acquisitions or sales of assets; and

•	Vantage’s performance.

Tipping

Inside information should never be disclosed except where required by law or otherwise in accordance with the responsibilities of an employee, officer or director hereunder. Caution must be exercised when discussing financial information relating to Vantage in public places. There are serious legal risks associated with discussing inside information with co-workers, family members, friends or others who might treat such information as a basis for buying or selling securities.

Criminal and Civil Liability; Disciplinary Action

Pursuant to federal and state securities laws, insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of “material, non-public information” regarding the Company. Insiders may also be liable for improper transactions by any person to whom they have disclosed “material, non-public information” regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. There is no requirement that the person disclosing the information must have profited from the disclosure in order to be found liable. Additionally, any employee who is determined by the Company to have violated the Company’s policy with respect to insider trading shall be subject to disciplinary action, which may include ineligibility for future participation in the Company’s incentive plan(s) or separation from employment.

Additional Limitations on Trading for Directors, Officers and Other Employees

Quarterly Blackout Periods. In addition to the general prohibition on trading in the Company’s securities based on “material, non-public information,” directors, officers, senior management, and other employees (as may be designated from time to time) are prohibited from trading in the Company’s securities except during specified time periods. These time periods, or trading windows, during which trading is permitted, begin at the opening of the market on the 2nd business day following the day on which the Company files its quarterly or annual report on Form 10-Q or Form 10-K (as applicable) and continue until the close of the market on the 9th calendar day prior to the end of each calendar quarter, at which point the trading window closes and trading must stop. Once a trading window has closed, no director, officer, member of senior management, or other employee who has been designated as having to comply with this limitation shall be permitted to trade in the Company’s securities until the 2nd business day following the filing of the Company’s next report on Form 10-Q or Form 10-K, when a new trading window opens.

Additional Restrictions in Specific Circumstances. The Company may prohibit directors, officers, senior management, and any other employee or group of employees from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. In such event, directors, officers, senior management, and other employees may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading.

No Safe Harbor. Regardless of whether a trading period is open, no trade in the Company’s securities may occur by a person acting on “material, non-public information.”

Rule 10b5-1 Trading Plans. SEC Rule 10b5-1 provides generally that a purchase or sale is “on the basis of” material nonpublic information if the person engaging in the transaction is aware of the material nonpublic information when the person makes the purchase or sale. In addition, the rule creates an exception to this general rule that is available if the person demonstrates that, before becoming aware of any material nonpublic information, the person had entered into a binding contract to purchase or sell the security, had instructed another person to purchase or sell the security for the instructing person’s account, or had adopted a written plan for trading securities, and (in each case) the contract, instruction or plan meets certain requirements regarding specificity as to amount, price and timing or imposes effective prohibitions on the insider’s ability to exercise subsequent influence over the trades. The contract, instruction or plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules. In some circumstances, terminating a contract, instruction or plan that is in place could call into question whether it was entered into in good faith.

Directors, officers, senior management, and other employees (as may be designated from time to time) whose trading activity is covered by the quarterly blackout periods or additional restrictions described above may enter into such a plan (a “10b5-1 trading plan”), in which case restrictions on trading otherwise applicable under this section as described above will not apply to the extent such 10b5-1 trading plan has been pre-approved by the Chief Compliance Officer and the Legal Department, such plan meets the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Chief Compliance Officer and the Legal Department, and transactions are executed in compliance with the 10b5-1 trading plan and applicable law. A 10b5-1 trading plan should not be entered into at a time when the person entering into it is aware of material nonpublic information. The compliance of any 10b5-1 trading plan with the applicable SEC rules is the responsibility of the person entering into such plan. You are advised to consult with legal counsel if you choose to enter into a 10b5-1 trading plan. Any 10b5-1 trading plan must be submitted to the Chief Compliance Officer and the Legal Department for review and approval no less than five days prior to the entry into the 10b5-1 trading plan.

Individual Responsibility

The guidelines of Vantage’s policy with respect to insider trading also apply to “material, non-public information” relating to other companies, including the Company’s vendors and suppliers, when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties and separation from employment may result from trading on inside information regarding the Company’s business partners. All officers, directors, senior management, and employees should treat “material, non-public information” about the Company’s business partners with the same care required with respect to information related directly to the Company.

Certain Exceptions

Vantage considers the exercise of stock options for cash under the Company’s Long Term Incentive Compensation Plan (but not the sale of any shares issued upon such exercise) or the purchase through a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option) exempt from the Insider Trading Policy, since the other party to these transactions is the Company itself and the price does not vary with the market. Additionally, the Company considers bona fide gifts of the securities of the Company to be exempt from the Insider Trading Policy.

Additional Requirements for Officers and Directors

Directors and officers of Vantage and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended, as well as other SEC regulations and Company agreements.

Reporting Obligations.

The reporting obligations of Section 16 of the Securities Exchange Act of 1934 require that executive officers, directors, and certain shareholders file reports with the SEC, the NYSE, and the Company that disclose ownership of, and transactions in, the Company’s securities. In order for the Company and its officers and directors to meet their reporting requirements, all transactions in Company securities by the Company’s officers and directors must be reported to the Legal & Compliance Department and the Chief Compliance Officer.

Short Swing Trading.

Section 16 also prohibits short swing transactions in the Company’s securities. The practical effect of the short swing provisions is that officers, directors and such other persons who purchase and sell the Company’s securities within a six month period must disgorge all profits to the Company whether or not they had knowledge of any “material, non-public information.” Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. In addition, the receipt of stock under any stock purchase plan the Company might adopt would not be deemed a purchase under Section 16, but the subsequent sale of such stock is not exempt from Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All executive officers and directors of the Company and such other identified persons must confer with the Chief Compliance Officer before effecting any such transaction. The Company strongly discourages all such short-swing and short sale transactions by executive officers, directors and all employees.

While employees who are not executive officers or directors are not prohibited by law from engaging in short sales of the Company’s securities, the Company believes it is inappropriate for employees to engage in such transaction and therefore strongly discourages all employees from such activity.

Questions or Comments Regarding Trading

If you have any questions or comments with respect to the Insider Trading Policy generally, or specific questions with respect to your individual trading circumstances with respect to the Company’s securities, please contact the Legal & Compliance Department or Chief Compliance Officer at (281) 404-4700.

Use of Company Funds and Property

Directors, officers and employees must safeguard the Company’s property from loss or theft, and may not take such property for personal use. The Company’s property includes, but is not limited to, equipment, facilities, materials, supplies, confidential information and know-how, software, trade secrets, computers, electronic mail, and office equipment. Directors, officers and employees should endeavor to ensure that the Company’s assets and resources are protected and maintained to ensure the efficient use of such assets. Using the Company’s computers or communications systems to access or distribute personal or “non-business related” information, data or graphics is prohibited.

Use of Third Party Software

All third party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software, the violation of which could have a potentially significant impact on Vantage’s business.

Environmental Matters

Any decisions made by directors, officers or employees of Vantage must consider the impact of those decisions on the environment. Vantage personnel must observe all applicable environmental laws and regulations when making decisions or taking any action that affects or could affect Vantage property, its contracts, and its commitments to ethical conduct under this Code. Regardless of the size or impact of a spill or other environmental incident, any violation or suspected violation of environmental laws or regulations must be promptly reported so that the Company may take action to address the problem and reduce any potential impact.

Fair Dealing, Competition and Anti-Trust Laws

Each employee, officer and director should endeavor to deal fairly with Vantage’s customers, suppliers, competitors and employees, and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair business practices.

The United States, European Union and many other countries have developed a complex system of laws, rules and regulations to prevent antitrust activities. These laws, rules and regulations are designed to prevent unfair business practices of companies working with other companies in order to gain an unfair advantage over customers, suppliers, competitors or employees. These laws, rules and regulations prohibit such anticompetitive practices as agreements between companies to divide geographic markets, sharing confidential information, agreeing to a no-bid contract, sharing pricing information, and other activities designed to gain an unfair business advantage. Each director, officer and employee should endeavor to comply with both the letter and spirit of these laws, rules and regulations.

Anti-Corruption Law Compliance

Many countries, including the United States, have passed legislation criminalizing bribery of government officials. As part of its commitment to integrity, Vantage has adopted a zero tolerance policy for bribery. Accordingly, all Vantage directors, officers and employees are required to strictly comply with all international laws, treaties and regulations that forbid bribery, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act (“UKBA”).

These anti-corruption laws have a number of different requirements, and what is permissible in one country may not be permissible in others. Additionally, the sanctions for violating anti-corruption laws such as the FCPA and UKBA can be severe, including significant fines and even imprisonment for individuals. Consequently, Vantage has adopted specific guidance regarding anti-corruption law compliance that must be followed by all Vantage directors, officers and employees. This guidance is set forth in the Vantage Drilling Company Anti-Corruption Policy and the Vantage Drilling Company Anti-Corruption Compliance Procedures, which are available under the Corporate Governance tab at www.vantagedrilling.com

The premise of Vantage’s Anti-Corruption Policy and Procedures is that to be responsible members of the international business community, we must follow anti-corruption laws and regulations wherever we do business, regardless of local law or custom. This means that you may never offer, attempt to offer, authorize or promise any sort of bribe or kickback to a government official for the purpose of obtaining or retaining business or an unfair advantage. The scope of obtaining and retaining business for or with the Vantage includes business activities incidental to the Vantage’s business including, but not limited to, taxes, immigration and customs activities. Employees of state sponsored or national oil and gas companies are considered government officials for purposes of interpreting the FCPA, the UKBA and many other anti-corruption laws. If you have any questions about whether an individual you are dealing with might be a government official, contact the Chief Compliance Officer before acting.

A payment to a foreign official may be allowable under certain narrow exceptions. For example, reasonable and customary amounts paid to foreign officials in order to induce them to perform non-discretionary functions, services, or actions to which the Company is entitled, may be allowable under some countries’ anti-corruption laws, such as the FCPA. These facilitating payments may be, however, illegal under the local laws, rules and regulations where the payments are made, and facilitating payments are expressly prohibited under the UKBA. For this reason, Vantage strongly discourages facilitating payments and you must obtain approval from the Chief Compliance Officer before making any such payment.

In the event that any director, officer or employee has been requested to make a payment to a foreign government official and believes his or her personal safety is at immediate risk, nothing in this provision of the Code will prevent the director, officer or employee from making the payment. In the event that such a payment is made, the director, officer or employee shall report such payment to the Chief Compliance Officer within 24 hours of making that payment.

Anti-Money Laundering and Anti-Terrorism Law Compliance

Money-laundering is the process by which individuals try to conceal illicit funds or property or otherwise enter into transactions to make these funds or property appear legitimate. It can include receiving, transferring, diverting, or hiding the proceeds of any criminal activity, or aiding another party in such actions.

Vantage employees and others who act for or on behalf of Vantage may not: (1) receive, transfer, transport, retain, use, divert or hide the proceeds of any criminal activity (including fraud and bribery of any government official), or assist another in any such activity; or (2) engage or become involved in, finance or support financially, or otherwise sponsor, facilitate, assist or support any terrorist person, activity or organization.

Additionally, Vantage employees and others who act for or on behalf of Vantage may not engage in any transaction or otherwise conduct business with a person or entity: (1) designated in published lists issued by the U.S. government (see www.ustreas.gov/ofac) or the United Nations, including as a foreign terrorist organization; or (2) reported in publicly available sources to have been convicted, found guilty, or against whom a judgment or order was entered into for violating money laundering, anti-corruption or bribery, or international economic or anti-terrorism laws, or whose assets were seized, blocked, frozen or ordered forfeited for such violations.

Furthermore, Vantage employees and others who act for or on behalf of Vantage may not knowingly agree to pay an agent or other third party to whom a payment of $10,000 USD or more is due and owing, in smaller incremental amounts.

United States and international anti-money laundering laws require companies to conduct reasonable due diligence to ensure that transactions do not facilitate money laundering, terrorist financing or other illegal activities. The U.S. Office of Foreign Assets Control (“OFAC”) publishes a list of Specially Designated Nationals and Blocked Persons (“SDNs”) which includes the names of companies and individuals who are connected with sanctions targets, terrorists and narcotics traffickers. Accordingly, payments to anyone on the SDN list are prohibited and the Finance and People departments will verify that payees of Vantage are not on the SDN list prior to making any payments.

Trade Sanctions Law Compliance

The United States has in place export control laws and regulations that often restrict the export, or re-export, of U.S. origin goods or technology to foreign companies and non-U.S. persons, whether in the United States or abroad. The United States has also promulgated trade sanctions against countries such as Burma (Myanmar), Cuba, Iran, Ivory Coast, Sudan and Syria that restrict trade, investment, and financial transactions with those countries as well as other specified organizations, and individuals without proper governmental approvals. A complete list of U.S. sanctions is maintained on OFAC’s website (see http://www.treas.gov/offices/enforcement/ofac). Local country export and import regulations may also apply.

It is Vantage’s corporate policy to comply with not only the letter, but also the spirit and intent of all export control and sanctions laws and regulations of the United States and the countries where it does business. Under no circumstances may an export, re-export or import (whether of a service, a commodity, technical data, or technology) or any other transaction be made contrary to these laws and regulations. To ensure Vantage’s compliance, Vantage employees must contact the Chief Compliance Officer to ensure all transactions involving sanctioned countries or the export or re-export of U.S. origin goods are properly screened and, if necessary, licensed before they occur. Failure to comply with U.S. export control laws and trade sanctions can result in criminal sanctions, civil fines, debarment from government contracting, the loss of U.S. export/import privileges, and imprisonment. These penalties can be levied against the corporation and against individuals. Noncompliance by Vantage personnel will be met with appropriate disciplinary action, including possible termination.

Anti-Boycott Law Compliance

Vantage’s policy is to comply with all U.S. laws and regulations relating to economic boycotts. Receipt of any written contract, document or oral or written request for information that could be interpreted as a boycott clause, or a request to furnish boycott-related information, must be immediately communicated to the Chief Compliance Officer. Vantage employees are prohibited from taking any action with regard to any contract, document, or request for information involving an economic boycott without written authorization from the Chief Compliance Officer.

Maintaining a Safe and Respectful Workplace

Safety

Vantage is committed to providing a safe work environment where no one is subject to any unnecessary risk. In practice, this means that employees must adhere to the all safety rules and be alert in performing their duties in order to avoid any potentially unsafe condition.

In order to preserve a safe working environment, employees should:

•	Never work in an area that is unsafe;

•	Stop any work that becomes unsafe;

•	Only perform work for which you have been properly trained;

•	Only perform work that you are medically able to perform;

•	Make sure you know what to do if an emergency occurs;

•	Ensure that others working around you are working in a safe manner;

•	Promptly report to management any accident, injury, illness, incident, spill or release, so that steps can be taken to correct, prevent or control those conditions immediately; and

•	If you have any concern about the safety of a particular task or working condition, do not hesitate to bring your concern to your immediate supervisor or management.

Under no circumstances should any employee:

•	Undertake work when your performance would be impaired by alcohol or other drugs, legal or illegal, whether or not such drugs have been prescribed to you;

•	Possess, use or transfer illegal drugs or other substances on Company premises;

•	Threaten, intimidate, or engage in any violence towards another person at work; or

•	Bring any weapon onto Company premises.

Equal Opportunity/Respectful Workplace

The Company is firmly committed to equal opportunity in recruiting, hiring, developing, promoting and compensating employees without regard to race, color, religion, national origin, citizenship, age, sex, marital status, disability or any other basis that is protected under applicable law. The Company’s policy is to hire, evaluate, promote and compensate employees on the basis of their ability, achievements, experience and performance. Each director, officer and employee shall endeavor to create and maintain a professional, safe and discrimination-free work environment.

The Company prohibits harassment, including verbal, written or electronic dissemination of materials which are offensive or disparaging of others on the basis of race, color, religion, national origin, citizenship, age, sex, marital status, disability or any other basis that is protected under applicable law.

The Company prohibits sexual harassment of any kind, including inappropriate or unwelcome sexual behavior, either physical or verbal in nature, whether the harassment is directed at a subordinate, co-worker, supervisor, agent, guest, contractor or vendor.

In furtherance of these standards, employees should never:

•	Engage in conduct that could be characterized as offensive, intimidating, malicious or insulting;

•	Make unwelcome sexual advances, unwelcome physical contact, requests for sexual favors or repeated sexual suggestions;

•	Spread rumors or derogatory information;

•	Misuse personal information; or

•	Insult or tease another person.

Reporting Violations of the Code, Employee Misconduct, Conflicts of Interest or Other Violations

Vantage is committed to establishing and maintaining an effective process for employees, officers and directors to report and for Vantage to respond to and correct any type of misconduct. Employees, officers and directors have a continuing responsibility to help Vantage enforce its policies and standards of ethical conduct.

Employees

As soon as you become aware of or suspect violations of this Code, or other misconduct by an employee and/or business partner, you are required to report that fact to one or more of the resources listed in the “Sources of Help” section below. Committing a violation or failing to report a violation are considered equally serious and could result in disciplinary action up to, and including, separation from employment.

Officers and Directors

Officers and directors who learn of or suspect violations of this Code, or other improper behavior, will promptly advise the Audit Committee or other appropriate committee of the board of directors, which will conduct or direct an appropriate investigation. A report of the investigation will be provided to the board of directors and action will be taken, as appropriate.

Whistleblower Protection

If you report an actual or suspected violation of this Code by another, in good faith, you will not be subject to discipline or retaliation of any kind. For details on Vantage’s whistleblower procedures, please refer to Vantage’s Whistleblower Policy available at www.vantagedrilling.com.

If you are uncomfortable with speaking to the Chief Compliance Officer or another member of the Legal Department about your concerns, Vantage has established a website and Whistleblower Hotline for employees to report possible violations of law or Vantage policy. Both the email reporting system and the Whistleblower Hotline are operated by an independent third party. Although we recommend that you include your name and contact information in any communication so that we may follow up on the matter being reported, the identity of any person reporting an actual or suspected violation of this Code will be kept confidential, and you may choose to remain anonymous.

The email reporting system is located at https://vantage.alertline.com and the Whistleblower Hotline number is 1-888-448-4947. International numbers and quick links to all Whistleblower reporting information is available on our website at www.vantagedrilling.com under the Corporate Governance tab.

Investigation into Misconduct

Vantage respects the privacy of each employee, officer and director, but reserves the right to investigate behavior that could reasonably be considered harmful to Vantage’s reputation, or the safety of its employees, customers or assets. During an investigation of suspected violations, all Vantage employees, officers and directors are required to fully cooperate in the investigation.

The following conduct is strictly prohibited:

•	Interfering with or obstructing an investigation;

•	Refusing to provide requested information;

•	Misrepresenting the facts, or failing to disclose facts, during an investigation;

•	Destroying, disposing, manipulating or falsifying of information or documents related to an investigation;

•	Attempting to discover the identity of any person cooperating in an investigation; or

•	Discussing an investigation with others without authorization.

When an allegation of wrongdoing is substantiated, Vantage will take prompt, and appropriate, disciplinary action. You should remember that not all forms of disciplinary action will be publicly apparent.

Sources of Help

If you are faced with making a challenging decision regarding a particular situation, you are not alone. There are many resources available to help resolve ethical questions or concerns. There is absolutely no reason for anyone to make a decision of which they are not confident when it comes to ethics or integrity. If you have any questions, you should contact:

•	Your immediate supervisor;

•	Other supervisors or management personnel;

•	A member of the Human Resources department;

•	A member of the Legal Department;

•	The Chief Compliance Officer at (281) 404-4700; or

•	The Chief Executive Officer.

Waivers

Any waiver from this Code for Vantage’s directors or executive officers (including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer or persons performing similar functions) may only be authorized by the Nominating and Corporate Governance Committee of the board of directors and then only to the extent permitted by the rules of the NYSE Amex, LLC and the Securities and Exchange Commission. These waivers will be publicly disclosed as required by applicable law. Waivers of the Code for all other employees must be approved by the Chief Executive Officer or Chief Compliance Officer and will be reported to the Nominating and Corporate Governance Committee on a quarterly basis.

Certificate of Incorporation and Bylaws

Nothing in the Code is intended or will be considered (i) to amend the Certificate of Incorporation or Bylaws of the Company, (ii) to change the legal duties imposed upon officers, directors or employees under state, federal and other applicable statutes, rules and regulations, (iii) to expand the liabilities of directors, officers or employees under state and other applicable law or the Company’s Certificate of Incorporation or Bylaws. Directors and officers shall also be entitled to the benefits of indemnification to the fullest extent permitted by law, the Company’s Certificate of Incorporation and Bylaws, and to exculpation as provided by the law of the Company’s Certificate of Incorporation.

Amendments

This Code may be amended, modified or waived by the Board of Directors from time to time. Any amendments, modifications or waivers of the Code will be promptly disclosed in accordance with applicable securities laws and the applicable rules of the American Stock Exchange.

Conclusion

It is not possible to describe all potential unethical or illegal business practices in detail. The best guidelines are still individual conscience, common sense and unwavering compliance with Vantage’s policies and procedures, applicable laws, regulations and contractual obligations. If you are unsure how to respond to a particular situation, seek guidance, ask questions and immediately report wrongdoing.

If you encounter a situation of an actual or suspected violation of the Code or Vantage’s policies or procedures, you have an affirmative responsibility to report it.

You are expected to promptly contact one of the many resources made available to you as listed in the “Sources of Help” section above. Whatever source you choose to contact, you may do so without fear of retaliation.

Vantage is counting on you to help it build a reputation as an organization that operates ethically and with the highest level of integrity. Please take this responsibility seriously. Vantage’s reputation is built on the actions and decisions that each of you makes every single day.

Explanatory Note

This Code constitutes Vantage’s “Code of Ethics” as applicable to its principal executive officer, principal financial officer and principal accounting officer as required by Item 406 of Regulation S-K and is also applicable to all